EXHIBIT 99

MK RESOURCES COMPANY

Eagle Gate Tower

60 East South Temple, Suite 1225

Salt Lake City, Utah 84111

Phone: (801) 297-6900/Fax: (801) 297-6950

FOR IMMEDIATE RELEASE

MK RESOURCES ANNOUNCES AGREEMENT TO SELL ITS SHARES OF BEAR CREEK MINING CORPORATION IN A PRIVATE TRANSACTION

Salt Lake City, Utah, August 11, 2005 — MK Resources Company (OTCBB:MKRR) today announced that it has agreed to sell its 4,821,905 common shares of Bear Creek Mining Corporation (“Bear Creek”) for Can. $3.00 per share to an unaffiliated buyer in a privately negotiated transaction. MK Resources expects the sale to be completed on or about August 18, 2005. MK Resources will receive proceeds from this sale, net of selling expenses of Can. $0.02 per share, of Can. $14,369,277, or Can. $2.98 per share. The transaction was unanimously approved by the MK Resources board of directors.

As previously announced, the board of directors of MK Resources has declared a dividend of one deferred valuation right (a “Deferred Valuation Right”) per share on the common stock of MK Resources payable to all stockholders of record at the close of business on August 18, 2005 (the “Record Date”). The purpose of the dividend of Deferred Valuation Rights was to provide MK Resources stockholders with the opportunity to share the benefit of any recognizable increase in the market value of MK Resources’ investment in Bear Creek since May 2, 2005, the date on which MK Resources entered into a merger agreement with Leucadia National Corporation (“Leucadia”) and a subsidiary of Leucadia. Each Deferred Valuation Right will entitle a stockholder of record on the Record Date to receive an amount equal to their pro rata share of the proceeds, if any, after deducting all expenses, from the orderly sale of MK Resources’ shares of Bear Creek after deducting from such net sale proceeds U.S. $2,804,327 (the aggregate market value of the 4,821,905 shares of Bear Creek common stock at May 2, 2005 based on the closing sale price for Bear Creek common stock on such date).

Based on the expected net proceeds from the sale of MK Resources’ Bear Creek common shares and the currency exchange rate in effect on August 11, 2005, each Deferred Valuation Right would entitle a stockholder of record on the Record Date to receive approximately U.S. $0.24. However, the amount payable pursuant to the Dividend Valuation Rights will depend on the currency exchange rate in effect on the date MK Resources converts the net proceeds to be received from the sale of the Bear Creek common shares into U.S. dollars. MK Resources expects to convert the net proceeds to U.S. dollars and pay the amounts payable pursuant to the Deferred Valuation Rights as promptly as practicable following the Record Date to the record holders of the Deferred Valuation Rights.

The Deferred Valuation Rights will not be certificated, will not be transferable except under the laws of descent and distribution, will not possess any voting rights, will not receive any dividends or interest and will not represent any equity interest in MK Resources or in Bear Creek.

For further information please contact John Farmer of MK Resources Company, +1-801-297-6900.